UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2025

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32663	88-0318078
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4830 North Loop 1604W, Suite 111
San Antonio, Texas, 78249
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (210) 547-8800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CCO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On July 21, 2025, Clear Channel Outdoor Holdings, Inc. (the “Company”) issued a press release announcing the pricing of $1,150.0 million aggregate principal amount of 7.125% Senior Secured Notes due 2031 (the “2031 Notes”) and $900 million aggregate principal amount of 7.500% Senior Secured Notes due 2033 (the “2033 Notes” and, together with the 2031 Notes, the “Notes”) on July 21, 2025. The issuance and sale of the Notes is expected to be completed on August 4, 2025, subject to customary closing conditions. A copy of the press release announcing the pricing of the Notes is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

In connection with the pricing of the Notes, on July 21, 2025, the Company entered into a Purchase Agreement (the “Purchase Agreement”) by and among the Company, the guarantors named therein (collectively, the “Guarantors”) and Deutsche Bank Securities Inc., as representative of the several initial purchasers, relating to the sale of the Notes. The Purchase Agreement contains customary representations, warranties and agreements by the Company and the Guarantors, customary conditions to closing, indemnification obligations of the Company and the Guarantors (including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”)), other obligations of the parties and termination provisions.

As previously disclosed, the Company intends to use the net proceeds from the offering of the Notes, together with cash on hand, to (i) fund the early redemption (the “Redemption”) by satisfaction and discharge of all of its outstanding 5.125% Senior Secured Notes due 2027 (the “Existing 2027 Secured Notes”) and 9.000% Senior Secured Notes due 2028 (the “Existing 2028 Secured Notes”) and (ii) pay related transaction fees and expenses. Any remaining net proceeds will be used for general corporate purposes. This Current Report on Form 8-K shall not constitute a notice of redemption with respect to the Existing 2027 Secured Notes and the Existing 2028 Secured Notes, and any redemption of the Existing 2027 Secured Notes and the Existing 2028 Secured Notes will be made in accordance with the terms and conditions of the indenture governing such notes.

The Notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This Current Report on Form 8-K is neither an offer to sell nor the solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this Current Report on Form 8-K constitute “forward-looking statements,” including within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include, but are not limited to, all statements other than those made solely with respect to historical facts and include, but are not limited to, statements regarding the Notes and the anticipated terms and use of proceeds of the Notes. The words “will,” “believe,” “expect,” “anticipate,” “continue,” “look forward to,” “well-positioned to,” “remains,” “further,” “estimate,” “forecast,” “goals,” “targets” and similar words and expressions are intended to identify such forward-looking statements. In addition, numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, whether or not the issuance of the Notes will be consummated and the terms, size, timing and use of proceeds of the Notes (including with respect to the Redemption), as may be applicable. Many of the factors that will determine the outcome of the subject matter of this Current Report on Form 8-K are beyond the Company’s ability to control or predict. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release issued by Clear Channel Outdoor Holdings, Inc. on July 21, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

Date: July 21, 2025	By:	/s/ David J. Sailer
David J. Sailer
Executive Vice President, Chief Financial Officer and Assistant Secretary